Exhibit 4(c)

ACTIVE LIFE CERTIFICATE

Issued by

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

280 Trumbull Street, Hartford, Connecticut 06103

Prudential Retirement Insurance and Annuity Company (“PRIAC”) is issuing this certificate (the “Annuity”) under a group annuity contract. The group annuity contract holder and group annuity contract number are shown below.

PLEASE READ THIS CERTIFICATE CAREFULLY. It is a legal contract between you and PRIAC. This Annuity is issued subject to its provisions, and in consideration of any Purchase Payments you make and we accept.

Group Annuity Contract:	GA-1234
Contract Holder:	Prudential Retirement Insurance and Annuity Company Trust

During the Accumulation Phase, Sub-account transfers, if applicable, Purchase Payments directed into the Sub-account(s), Conversions and Recharacterizations associated with an Individual Retirement Account (the “IRA”) , if applicable, and values are based on the investment performance of the Sub-account(s), and therefore are not guaranteed. Guaranteed withdrawal benefits and payments during the Annuity Phase are supported by PRIAC’s general account.

FREE LOOK

You may return this Annuity to our office for a refund within ten days after you receive it, or longer if required by applicable law or regulation. It can be mailed or delivered to us at the address shown in Section 15.11. The amount of the refund will be the amount required to be returned in accordance with applicable law.

The benefits of the policy providing your coverage are governed primarily by the law of a state other than Florida.

NOTICE: If you to take Excess Withdrawals as described in this certificate, you should be aware that Excess Withdrawals may adversely impact the benefits provided under this Annuity and may result in a termination of benefits.

GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY

NON-PARTICIPATING

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

Facsimile Signature

President

ALC-408-TGWB-2011-ROTH

ALC-408-TGWB-2011-ROTH

SECTION 1. GENERAL INFORMATION

We offer this Annuity exclusively to individuals, exercising a contractual conversion privilege under a PRIAC group annuity funding an employment based retirement plan. The individuals may purchase this Annuity initially in connection with a direct rollover of Retirement Plan assets funded by Roth Contributions to a custodial account established as a Roth individual retirement account within the meaning of Section 408A of the Internal Revenue Code of 1986, as amended (the “Code”). This Annuity is issued to the custodian of the Roth Individual Retirement Account (the “Roth IRA”), although a certificate may also be furnished to the individual for whose benefit the Roth individual retirement account is established.

This certificate describes our guarantees with respect to the purchase of this Roth IRA under this Annuity. If you also purchased a similar annuity in connection with a direct rollover of Retirement Plan assets to a custodial account established as an individual retirement account within the meaning of Section 408(a) of the Code, you will receive a separate certificate describing our guarantees with respect to such annuity.

If you have Retirement Plan Withdrawal Benefits under more than one Retirement Plan, we may limit your ability to transfer the guaranteed values associated with multiple Retirement Plan Guaranteed Withdrawal Benefits to this Roth IRA. For further information, see Section 6.

We may also limit your ability to transfer guarantees between this Roth IRA and an IRA due to a Conversion or Recharacterization. For further information, see Section 5.

SECTION 2. DEFINITIONS

For purposes of this Annuity, the following definitions shall apply:

2.1.	Account Value. The value of each allocation to the Sub-account listed in the Separate Account Appendix (the “Appendix”), prior to the Annuity Date, plus any earnings and/or less any losses, distributions, and charges thereon. If we add more Sub-accounts in the future, the Account Value is then determined separately for each Sub-account, and then totaled to determine the Account Value for the entire Annuity.

2.2.	Accumulation Phase. The period that begins with the Issue Date and ends on the Annuity Date, or earlier if this Annuity ends through a full Withdrawal or payment of a death benefit.

2.3.	Annual Guaranteed Withdrawal Amount. For each Birthday Year, the annual amount we guarantee will be available to you as a Guaranteed Withdrawal.

a.	Purchased prior to Retirement Plan Guaranteed Withdrawal Lock-In Date.

If you purchased this Annuity before the Retirement Plan Lock-In Date, then the Annual Guaranteed Withdrawal Amount is available on and after the Guaranteed Withdrawal Lock-In Date. This amount is equaled to the product of the Guaranteed

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Withdrawal Percentage and the Income Base on the Guaranteed Withdrawal Lock-In Date.

If the Guaranteed Withdrawal Lock-In Date is not the same date as the Participant’s Birthday, the Annual Guaranteed Withdrawal Amount available for the period from the Guaranteed Withdrawal Lock-In Date to the Participant’s next Birthday will be prorated by the ratio of:

i. the number of days in the Birthday Year until the Participant’s next Birthday, and

ii. 365 days.

The Annual Guaranteed Withdrawal Amount must be at least $250 for the Participant to elect a Guaranteed Withdrawal Lock-In Date.

b.	Purchased on or after Retirement Plan Guaranteed Withdrawal Lock-In Date.

If you purchased this Annuity on or after the Retirement Plan Lock-In Date, then the initial Annual Guaranteed Withdrawal Amount is equaled to the product of the Income Base, as determined in Section 2.21, and the Retirement Plan Guaranteed Withdrawal Percentage.

The Annual Guaranteed Withdrawal Amount available, between the Issue Date of this Annuity and the end of the Birthday Year in which you purchased this Annuity, will be reduced by guaranteed withdrawals made in the Retirement Plan during the same Birthday Year (reduced proportionately, if you purchased this Annuity with less than 100% of your assets invested in Retirement Plan Active Eligible Investments).

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value, then the initial Annual Guaranteed Withdrawal Amount is determined as described in Section 5.1.a.i.

If you participated in multiple Retirement Plans and you chose to combine the account values and guaranteed values of more than one Retirement Plan into this Roth IRA, then the initial Annual Guaranteed Withdrawal Amountwill be determined as described in Section 6.

The Annual Guaranteed Withdrawal Amount may be increased or decreased as provided in Sections 5 and 10. However, your Annual Guaranteed Withdrawal Amount will not be greater than $287,500.

If the entire Annual Guaranteed Withdrawal Amount is not taken as a Withdrawal in any Birthday Year, the portion of the Annual Guaranteed Withdrawal Amount not taken as a Withdrawal will expire. Guaranteed Withdrawals not taken in a Birthday Year will not increase the Annual Guaranteed Withdrawal Amount for any subsequent Birthday Year.

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2.4.	Annuity Date. The date we apply the Account Value, less any applicable tax charges, to the applicable annuity option, as described in Section 14, and begin the Annuity Phase.

2.5.	Annuity Phase. The period beginning on the Annuity Date during which annuity payments are due.

2.6.	Annuity Years. Continuous 12-month periods commencing on the Issue Date and each anniversary of the Issue Date.

2.7.	Beneficiary(ies): The person(s) designated as the recipient of any death benefit under the Roth IRA that this Annuity funds.

2.8.	Birthday. The anniversary of the Participant’s birth date, or, if such date is not a Valuation Date, the Valuation Date immediately preceding such date.

2.9.	Birthday Year. A “Birthday Year” begins on the Participant’s Birthday and ends on the day preceding the Participant’s next Birthday.

2.10.	Contract. The Group Annuity Contract shown on the cover page.

2.11.	Conversion. A transfer of all or portion of the Account Value from an IRA to a Roth IRA under this Annuity. Conversions are allowed under an IRA as permitted by the Code. See Section 5 for further information on Conversions.

2.12.	Conversion Date. The date the Conversion occurs.

2.13.	Eligible Spouse. A Spouse who is eligible to receive a Spousal Benefit, and for whom the Participant has have elected to receive a Spousal Benefit, in accordance with this Annuity, including the terms and conditions of Section 11.

2.14.	Excess Withdrawal. The total amount of Withdrawals in any Birthday Year in excess of the Annual Guaranteed Withdrawal Amount for that Birthday Year. Certain Withdrawals in connection with a Required Minimum Distribution (RMD) as described in Section 15.1 are not considered nor do they count as Excess Withdrawals.

The amount of any Purchase Payments during any Birthday Year will not reduce prior Excess Withdrawals in that Birthday Year.

2.15.	Good Order. Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received (and where applicable, processed) at the address set forth in Section 15.11:

a.	in a form that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations;

b.	on specific forms, or by other means we then permit (such as via telephone or electronic transmission); and

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c.	with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

2.16	Guarantee Fee. The fee we charge for our guarantees under this Annuity as set forth in Section 13.6.

2.17.	Guaranteed Withdrawal. For any Birthday Year, any amount(s) taken as a Withdrawal after the Guaranteed Withdrawal Lock-In Date (or Issue Date, if this Annuity is purchased after the Retirement Plan Lock-In Date) that:

a.	in total does not exceed the Annual Guaranteed Withdrawal Amount; and

b.	represents either a Withdrawal or an amount paid by us from our general account.

2.18.	Guaranteed Withdrawal Lock-In Date. The date the Participant elects to establish the Annual Guaranteed Withdrawal Amount for the benefit of the Participant and his/her Eligible Spouse.

The Guaranteed Withdrawal Lock-In Date may not be earlier than the date you attain age 55.

If you are a Participant, then your Spouse is not eligible to receive the Spousal Benefit under Section 11 unless both you and your Spouse have attained age 55 on the Guaranteed Withdrawal Lock-In Date.

The election of a Guaranteed Withdrawal Lock-In Date cannot be revoked.

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value after the guaranteed withdrawal lock-in date under the IRA, then the Guaranteed Withdrawal Lock-In Date under this Roth IRA is the same as the guaranteed withdrawal lock-in date under the IRA.

2.19.	Guaranteed Withdrawal Percentage. The percentage of the Income Base that you may take as a Guaranteed Withdrawal each Birthday Year without reducing the Annual Guaranteed Withdrawal Amount. If you are the Participant, and do not elect the Spousal Benefit under Section 11, then we will determine the Guaranteed Withdrawal Percentage on the Guaranteed Withdrawal Lock-In Date as follows:

Your Age on Guaranteed Withdrawal Lock-In Date	Guaranteed Withdrawal Percentage without Spousal Benefit
Age 55-64	4.25%
Age 65-69	5.00%
Age 70+	5.75%

If you are a Participant, and you elect the Spousal Benefit under Section 11, then we will use the age of the younger of you and your Spouse on the Guaranteed Withdrawal Lock-In Date to determine the Guaranteed Withdrawal Percentage, and the Guaranteed Withdrawal Percentage shall be determined as follows:

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Lower Age of you or your Eligible Spouse on Guaranteed Withdrawal Lock-In Date	Guaranteed Withdrawal Percentage with Spousal Benefit
Age 55-64	3.75%
Age 65-69	4.50%
Age 70+	5.25%

If you purchased this Annuity after the Retirement Plan Lock-In Date, then the Guaranteed Withdrawal Percentage, for purposes of adjustments to the Annual Guaranteed Withdrawal Amount, shall equal the Retirement Plan Guaranteed Withdrawal Percentage.

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value after the guaranteed withdrawal lock-in date under the IRA, then the Guaranteed Withdrawal Percentage under this Roth IRA is the same as the guaranteed withdrawal percentage under the IRA.

2.20.	Highest Birthday Value. If you purchased this Annuity before the Retirement Plan Lock-In Date, then your initial Highest Birthday Value under this Annuity will be determined as follows:

a.	If your initial Purchase Payment consisted of 100% of your assets invested in Retirement Plan Active Eligible Investments funded solely by Roth Contributions, then your initial Highest Birthday Value equals the Retirement Plan Highest Birthday Value on the date the transaction is executed.

b.	If your initial Purchase Payment consisted of less than 100% of your assets invested in Retirement Plan Active Eligible Investments, then the initial Highest Birthday Value equals the Retirement Plan Highest Birthday on the date the transaction is executed, multiplied by the percentage equivalent to the ratio of (i) the amount of the initial Purchase Payment and (ii) the value of your Retirement Plan Active Eligible Investments prior to the initial Purchase Payment.

Such initial Highest Birthday Value used will be the greater of the Retirement Plan Highest Birthday Value and Retirement Plan Roll-Up Value.

Thereafter, your Highest Birthday Value will increase to equal the highest Account Value as of each of the Participant’s Birthdays from the Issue Date until the Valuation Date immediately prior to the Guaranteed Withdrawal Lock-In Date.

The amount of each Purchase Payment made during a Birthday Year will increase each Highest Birthday Value attained before that Purchase Payment.

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value, then the initial Highest Birthday Value is determined as described in Section 5.1.a.i.

The Highest Birthday Value may also be increased or decreased due to (i) Conversions and Recharacterizations between this Roth IRA and the IRA, as applicable, as described

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in Section 5, and (ii) the combining of multiple Retirement Plans as described in Section 6.

Each Withdrawal before the Guaranteed Withdrawal Lock-In Date will reduce the then current Highest Birthday Value by the percentage equivalent to the ratio of (i) the Withdrawal and (ii) the Account Value on the Valuation Date of the Withdrawal, unreduced by the Withdrawal amount.

If such reduction occurs, then any future increase or decrease in the Highest Birthday Value will be applied to this new, reduced Highest Birthday Value.

2.21.	Income Base. If you purchase this Annuity before the Retirement Plan Lock-In Date, then on your Guaranteed Withdrawal Lock-In Date, the Income Base equals the greater of the:

i.	Account Value under this Annuity, or

ii.	Highest Birthday Value under this Annuity,

on the Valuation Date immediately before your Guaranteed Withdrawal Lock-In Date.

The Income Base will not be greater than $5,000,000. Prior to your Guaranteed Withdrawal Lock-In Date, the Income Base equals your Highest Birthday Value.

If you purchase this Annuity on or after the Retirement Plan Lock-In Date, then the Income Base would be determined as follows:

a.	If your initial Purchase Payment represents 100% of your assets invested in Retirement Plan Active Eligible Investments funded solely by Roth Contributions, then your initial Income Base equals the Retirement Plan Income Base on the date the transaction is executed; or

b.	If your initial Purchase Payment represents less than 100% of your assets invested in Retirement Plan Active Eligible Investments, then your initial Income Base shall equal your Retirement Plan Income Base on the date the transaction is executed, multiplied by the percentage equivalent to the ratio of (i) the amount of the initial Purchase Payment and (ii) the value of your Retirement Plan Active Eligible Investments prior to the initial Purchase Payment.

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value, then the initial Income Base is determined as described in Section 5.1.a.i.

The Income Base may also be increased or decreased due to (i) Conversions and Recharacterizations between this Roth IRA and the IRA, as applicable, as described in Section 5, and (ii) the combining of multiple Retirement Plans as described in Section 6.

2.22.	Individual Retirement Account (IRA). A tax qualified retirement investment under Section 408(a) of the Code, other than a Roth IRA, which is invested in the Sub-

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account(s) listed in the Appendix that are used to provide our guarantees under this Annuity. This Annuity is subject to eligibility requirements, contribution limits and other tax particulars as specified in the Code.

2.23.	Issue Date. The effective date of this Annuity.

2.24.	Non-Roth Contributions. Pre-tax and post-tax deferrals and contributions made under your Retirement Plan, other than Roth Contributions, that are invested in Retirement Plan Active Eligible Investments.

2.25.	Participant. A participant in a Retirement Plan who has or had a Retirement Plan Withdrawal Benefit that is transferred to this Annuity pursuant to a contractual conversion privilege. Participant does not include a spouse eligible for a Retirement Plan Spousal Benefit.

2.26.	Purchase Payment. A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges and benefits outlined in this Annuity.

2.27.	Recharacterization. If you had converted from an IRA to a Roth IRA, you may recharacterize the Conversion amount along with net income attributable back to the IRA. If you make a contribution to an IRA and later recharacterize the original contribution to a Roth IRA along with net income attributable, you may elect to treat the original contribution as having been made to the Roth IRA. The same methodology applies when recharacterizing a contribution from a Roth IRA to an IRA. Recharacterization is allowed for the Roth IRA and an IRA under this Annuity, as provided by the Code.

See Section 5 for further information on how the guaranteed values move between the Roth IRA and the IRA upon Recharacterization.

2.28.	Recharacterization Date. The date the Recharacterization occurs.

2.29.	Retirement Plan. An employment based retirement plan funded with a PRIAC group annuity that provides a contractual conversion privilege allowing the transfer of certain guaranteed withdrawal benefits to this Annuity.

2.30.	Retirement Plan Active Eligible Investment. The active eligible investments as determined under the Retirement Plan Withdrawal Benefit. Retirement Plan Active Eligible Investments shall include the active eligible investments funded by Non-Roth Contributions and Roth Contributions, as applicable.

2.31.	Retirement Plan Annual Guaranteed Withdrawal Amount. Your annual guaranteed withdrawal amount as determined under the Retirement Plan Withdrawal Benefit.

2.32.	Retirement Plan Guaranteed Withdrawal Percentage. Your guaranteed withdrawal percentage as determined under the Retirement Plan Withdrawal Benefit.

2.33.	Retirement Plan Highest Birthday Value. Your highest birthday value as determined under the Retirement Plan Withdrawal Benefit.

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2.34.	Retirement Plan Income Base – Your income base as determined under the Retirement Plan Withdrawal Benefit.

2.35.	Retirement Plan Lock-In Date. Your guaranteed withdrawal lock-in date as determined under the Retirement Plan Withdrawal Benefit.

2.36.	Retirement Plan Spousal Benefit. Your spousal benefit as determined under the Retirement Plan Withdrawal Benefit.

2.37.	Retirement Plan Withdrawal Benefit. The guaranteed minimum withdrawal benefit feature of a PRIAC group annuity as offered through a Retirement Plan.

2.38.	Retirement Plan Roll-Up Value. Your roll-up value as determined under your Retirement Plan.

2.39.	Roth Contributions. After-tax Roth deferrals and contributions made under your Retirement Plan that are invested in the Retirement Plan Active Eligible Investments.

2.40.	Roth Individual Retirement Account (Roth IRA). A tax qualified retirement investment under Section 408A of the Code, which is invested in the Sub-account(s) listed in the Appendix that are used to provide our guarantees under this Annuity. This Annuity is subject to eligibility requirements, contribution limits and other tax particulars as specified in the Code.

2.41.	Separate Account. The insurance company variable separate account shown in the Appendix. We hold Purchase Payments allocated to one or more Sub-accounts in the Separate Account. The Separate Account is set apart from all the general assets of PRIAC.

2.42.	Spouse. For purposes of this Annuity, Spouse shall mean, at the times specified in this Annuity:

a.	the person to whom a Participant is legally married, determined under applicable state law; or

b.	the person with whom a Participant has a legal civil union partnership, recognized under applicable state law.

2.43.	Spousal Benefit. An optional benefit described in Section 11

2.44.	Step-Up Amount. The excess, if any, of (a) over (b), determined annually as of the Step-Up Date, where:

a.	is the Account Value; and
b.	is the Income Base.

2.45.	Step-Up Date. After the Guaranteed Withdrawal Lock-In Date, each Valuation Date that immediately precedes the Participant’s Birthday.

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2.46.	Sub-account. A division of the Separate Account that invests in an underlying mutual fund or portfolio. Available Sub-account(s) are shown in the Appendix.

2.47.	Valuation Date. A day on which the New York Stock Exchange is open for business. The Valuation Date generally closes at 4:00 p.m. Eastern time. We base all transactions processed on a Valuation Date as of the close of that Valuation Date.

2.48.	Withdrawal. Any amount you withdraw from the Sub-account(s) pursuant to Section 9.

2.49.	we, us, our. Prudential Retirement Insurance and Annuity Company (PRIAC).

2.50.	you, your. An eligible person named as having ownership rights in an Annuity issued as a certificate evidencing an interest in the Contract. Unless otherwise specified herein, you and your include a Spouse who was eligible to withdraw a Retirement Plan Annual Guaranteed Withdrawal Amount under a Retirement Plan Spousal Benefit before the Issue Date.

SECTION 3 PURCHASE PAYMENTS

3.1.	Initial Purchase Payment. Our issuance of this Annuity represents our acceptance of the initial Purchase Payment.

3.2.	Additional Purchase Payments. You may make additional Purchase Payments at any time, subject to the following limitations:

a.	Minimum additional Purchase Payment is $250. We reserve the right to reduce this minimum.

b.	The maximum aggregate amount of Purchase Payments you may make to this Annuity is $2,000,000. Our approval is required for Purchase Payments that exceed $1,000,000 in an Annuity Year. We reserve the right to increase these maximums.

c.	We may limit or reject any subsequent Purchase Payment(s) for ninety (90) days after the date of a Withdrawal if we determine that as a result of the timing and amounts of your subsequent Purchase Payments and Withdrawals, the Income Base or Annual Guaranteed Withdrawal Amount is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase these guarantees in an unintended fashion is the relative size of subsequent Purchase Payment(s). We will impose such limits for all annuity purchasers in the same class in a non-discriminatory manner.

We will allocate any additional Purchase Payments to the Sub-account(s) listed in the Appendix. There is currently one Sub-account, but if there is more than one Sub-account, then unless you have otherwise instructed us, we will allocate any additional Purchase Payments among the allocation options according to your most recent allocation instructions.

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3.3.	Allocation of Purchase Payments. You may allocate Purchase Payments to the Sub-account(s) listed in the Appendix.

3.4.	Purchase Payment Restriction. We reserve the right (i) to cease accepting subsequent Purchase Payments at any time for new business purposes; or (ii) to not permit transfers between Sub-accounts, in the event of more than one Sub-account. We will exercise such reservation of right for all annuity purchases in the same class in a non-discriminatory manner.

We will not accept any Purchase Payments once the Account Value decreases to $0.00, unless the Purchase Payment is the result of a Conversion or Recharacterization as specified in Section 5.

SECTION 4 TRANSFERS

4.1.	Transfers. Currently, we offer one Sub-account as an investment option under this Annuity. In the event that we offer additional Sub-accounts as investment options, we would allow you to transfer your Account Value between such Sub-accounts, subject to our allocation and transfer rules. We must receive your transfer request in Good Order. Transfers between Sub-accounts may be subject to a transfer fee.

4.2.	Transfer Restrictions. We reserve the right to limit the number of transfers between Sub-accounts, if applicable, in any Annuity Year for all existing or new annuities, or to not permit transfers between Sub-account(s). In addition, in light of the risks that frequent transfers impose upon the owners of the annuities and other investors in the Separate Account, and underlying mutual fund portfolios that serve as funding vehicles for the Sub-accounts, we reserve the right to limit transfer activity and impose other requirements or charges to minimize these risks, including but not limited to:

a.	requiring a minimum time period between each transfer,

b.	limiting the number of transfers in any Annuity Year, or

c.	refusing any transfer request for one or more annuity owners.

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SECTION 5 CONVERSIONS AND RECHARACTERIZATIONS BETWEEN THIS ROTH IRA AND THE IRA

5.1.	Conversions from the IRA to this Roth IRA. This Section describes how the guaranteed values (i.e., highest birthday value, income base and annual guaranteed withdrawal amount, as applicable) under the IRA are transferred to this Roth IRA, if you used Conversion assets, as permitted by the Code:

•	to initially purchase this Roth IRA, or

•	to fund an existing Roth IRA.

a.	Initially purchased this Roth IRA with converted IRA assets.

i.	If you converted 100% of the IRA account value to purchase this Roth IRA, then on the Conversion Date, the guaranteed values under the IRA are transferred to this Roth IRA as follows:

•

if the Conversion occurred prior to the election of a guaranteed withdrawal lock-in date under the IRA, the initial Highest Birthday Value and Income Base under this Roth IRA will be equal to the highest birthday value and income base, respectively, under the IRA; or

•

if the Conversion occurred on or after the election of a guaranteed withdrawal lock-in date under the IRA, the initial Income Base and Annual Guaranteed Withdrawal Amount under this Roth IRA will be equal to the income base and annual guaranteed withdrawal amount under the IRA. In addition, you will have the same Guaranteed Withdrawal Lock-In Date and, Guaranteed Withdrawal Percentage , and Spousal Benefit election with the same Spouse (if applicable) under this Roth IRA, that you had under the IRA.

Upon such Conversion, the account value and guaranteed values under the IRA will be reduced to zero.

ii.	If you converted less than 100% of the IRA account value to purchase this Roth IRA, then on the Conversion Date, the amount converted is considered as an initial Purchase Payment under this Roth IRA. The guaranteed values under the IRA will not transfer to this Roth IRA. Instead, you will be credited with the guaranteed values based on the amount of such initial Purchase Payment as described in this certificate.

The account value under the IRA will be reduced by the converted amount. The guaranteed values under the IRA will be proportionately reduced.

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b.	Converted IRA assets to fund this existing Roth IRA.

i.	If you converted 100% of the account value from the IRA to this existing Roth IRA, the guaranteed values under this Roth IRA will increase as described in this Section 5.1.b., provided all of the following criteria are met:

a.	the Participant’s lock-in status under this Roth IRA and the IRA are the same. That is, under both this Roth IRA and the IRA, either:

•	the guaranteed withdrawal lock-in date is not elected, or

•	the guaranteed withdrawal lock-in date is elected with no spousal benefit; or

•	the guaranteed withdrawal lock-in date is elected with the same spousal benefit election and the same Spouse; and

b.	if the guaranteed withdrawal lock-in date is elected, the Guaranteed Withdrawal Percentage under both this Roth IRA and the IRA are the same.

If all of the above criteria are met, then, on the Conversion Date, the guaranteed values will transfer from the IRA to the Roth IRA as follows:

c.	If the Conversion occurred prior to the guaranteed withdrawal lock-in date under the IRA, then the Highest Birthday Value and Income Base under this Roth IRA will be increased by the amount of the highest birthday value and income base under the IRA; or

d.	If the Conversion occurred on or after the guaranteed withdrawal lock-in date under the IRA and Roth IRA, then the Income Base and Annual Guaranteed Withdrawal Amount under this Roth IRA will be increased by the amount of the income base and annual guaranteed withdrawal amount under the IRA.

Upon completion of such Conversion, the account value and all the guaranteed values under the IRA will be reduced to zero.

ii.	If you converted less than 100% of the IRA account value or all of the above criteria in Section 5.1.b.i are not met, then the guaranteed values under the IRA will not transfer to this Roth IRA. Instead, the amount converted will be considered an additional Purchase Payment under this Roth IRA, and the guaranteed values will be increased as described in this certificate. The account value under the IRA will be reduced by the converted amount. The guaranteed values under the IRA will be proportionately reduced.

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5.2	Recharacterizing between this Roth IRA and an IRA.

This Section will describe how guaranteed values (i.e., highest birthday value, income base and annual guaranteed withdrawal amount, as applicable) will be transferred between this Roth IRA and the IRA, if you choose to do a Recharacterization as permitted by the Code.

a.	Recharacterization of 100% of this Roth IRA Account Value

If you recharacterize 100% of this Roth IRA Account Value, then on the Recharacterization Date:

i.	the Account Value and guaranteed values under this Roth IRA would be reduced to zero; and

ii.	the guaranteed values under this Roth IRA would be transferred from this Roth IRA to the IRA, provided all the criteria set forth in Section 5.1.b.i, above are met.

You would be permitted to make additional Purchase Payments to this Roth Annuity after the Recharacterization Date.

If all of these criteria are not met, then the guaranteed values under the Roth IRA would not transfer to the IRA. Instead, the recharacterized amount would be considered an additional Purchase Payment under the IRA, and would increase the guaranteed values as described in the IRA certificate.

However, if the IRA account value, prior to the Recharacterization Date, was zero as the result of a Conversion, then on the Recharacterization Date, the guaranteed values under this Roth IRA would be transferred to the IRA. The guaranteed withdrawal lock-in date ,and guaranteed withdrawal percentage and spousal benefit, if elected under this Roth Annuity, would be the same under the IRA.

b.	Recharacterization of less than 100% of this Roth IRA Account Value

If you recharacterize less than 100% of the Roth IRA Account Value to the IRA, then, on the Recharacterization Date:

i.	the Roth IRA Account Value would be reduced by the recharacterized amount;

ii.	the guaranteed values under this Roth IRA will be reduced by the percentage equivalent to the ratio of the recharacterized amount to the Roth IRA Account Value prior to the Recharacterization; and

iii.	the guaranteed values based on the recharacterized amount would not increase the guaranteed values under the IRA. Instead, the recharacterized amount would be considered an additional purchase payment under the IRA, and would increase the guaranteed values as described in the IRA certificate.

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If you choose to recharacterize Purchase Payments made to this Roth IRA, then the guaranteed values under this Roth IRA would be reduced proportionately in the same manner as described in this Section 5.2.b., above. The recharacterized amounts would be treated as additional purchase payments under the IRA, and would increase the guaranteed values as describe in the IRA certificate.

SECTION 6 COMBINING AND TRANSFERING OF GUARANTEED VALUES FROM MULTIPLE RETIREMENT PLANS INTO THIS ROTH IRA

You can only purchase one Roth IRA with Retirement Plan assets invested in Retirement Plan Active Eligible Investments funded by Roth Contributions. Therefore, if you purchased this Roth IRA with assets invested in Retirement Plan Active Eligible Investments under more than one Retirement Plans, this Section 6 will describe to you:

•	the criteria for combining guaranteed values under more than one Retirement Plan into this Roth IRA;

•	how the guaranteed values under more than one Retirement Plan are combined into this Roth IRA when all of the criteria are met; and

•	how the guaranteed values under more than one Retirement Plan are transferred to this Roth IRA, when all of the criteria are not met.

6.1.	Criteria for combining the guaranteed values under more than one Retirement Plan. We will combine the guaranteed values associated with each of the multiple Retirement Plan Active Eligible Investments into this Roth IRA, as described in Section 6.2 below, provided you have met the following criteria:

a.	the Retirement Plan Active Eligible Investments are funded by Roth Contributions;

b.	the Participant’s lock-in status under each Retirement Plan is the same. That is, under each Retirement Plan, either:

i.	a guaranteed withdrawal lock-in date is not elected, or

ii.	a guaranteed withdrawal lock-in date is elected with no spousal benefit; or

iii.	a guaranteed withdrawal lock-in is elected with the same spousal benefit election and the same spouse; and

c.	the same Retirement Plan Guaranteed Withdrawal Percentage, if applicable, under each Retirement Plan.

6.2.	Determining combined guaranteed values under this Roth IRA when all of the criteria are met. If you purchased this Roth IRA with Retirement Plan Active Eligible Investments funded by Roth Contributions under more than one Retirement Plan in which all of the criteria in Section 6.1 have been met, then the guaranteed values will be combined under this Roth IRA as described below:

a.	If the purchase of this Roth IRA occurred prior to the Participant’s Retirement Plan Lock-In Date with 100% of all such Retirement Plan Active Eligible Investments

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under such Retirement Plans, then on the Issue Date, the initial Highest Birthday Value and initial Income Base under this Roth IRA will equal the sum of the Retirement Plan Highest Birthday Value and Retirement Plan Income Base, respectively, under each such Retirement Plan.

If this Roth IRA is purchased with less than 100% of all such Retirement Plan Active Eligible Investments under each such Retirement Plan, then on the Issue Date, the initial Highest Birthday Value under this Roth IRA will equal the sum of each such Retirement Plan Highest Birthday Value multiplied by the percentage equivalent to the ratio of (i) the amount of transferred assets and (ii) the Retirement Plan Active Eligible Investments, under each such Retirement Plan; and the initial Income Base under this Roth IRA will equal the sum of each such Retirement Plan Income Base multiplied by the percentage equivalent to the ratio of (iii) the amount of transferred assets and (iv) the Retirement Plan Active Eligible Investments, under each such Retirement Plan.

b.	If the purchase of this Roth IRA occurred after the Participant’s Retirement Plan Lock-In Date with 100% of all such Retirement Plan Active Eligible Investments, then on the Issue Date, the initial Income Base and Annual Guaranteed Withdrawal Amount under this Roth IRA will equal the sum of the Retirement Plan Income Bases and Retirement Plan Annual Guaranteed Withdrawal Amounts, respectively, under each such Retirement Plan.

If this Roth IRA is purchased with less than 100% of all such Retirement Plan Active Eligible Investments under each such Retirement Plan, then on the Issue Date, the initial Income Base under this Roth IRA will equal the sum of each such Retirement Plan Income Base multiplied by the percentage equivalent to the ratio of (i) the amount of transferred assets and (ii) the Retirement Plan Active Eligible Investments, under each such Retirement Plan; and the Annual Guaranteed Withdrawal Amount under this Roth IRA will equal the Retirement Plan Annual Guaranteed Withdrawal Amount multiplied by the percentage equivalent to the ratio of (iii) the amount of transferred assets and (iv) the Retirement Plan Active Eligible Investments, under each such Retirement Plan.

c.	The Annual Guaranteed Withdrawal Amount available between the Issue Date of this Roth IRA and the end of the Birthday Year in which you purchased this Roth IRA will be reduced by the sum of the guaranteed withdrawals made in each such Retirement Plan during the same Birthday Year (reduced proportionately, if you purchased this Annuity with less than 100% of your assets invested in Retirement Plan Active Eligible Investments).

d.	When combining the guaranteed values from multiple Retirement Plans into one Roth IRA, the guaranteed values in this Roth IRA will not exceed the maximum amounts as permitted under this Annuity.

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After the Issue Date, the Highest Birthday Value, Income Base and Annual Guaranteed Withdrawal Amount will increase or decrease as provided in this certificate.

6.3.	Determining guaranteed values under this Roth IRA, when all of the criteria are not met. If you purchased or transferred Retirement Plan Active Eligible Investments under more than one Retirement Plan into this Roth IRA when all of the criteria in Section 6.1 have not been met, then the guaranteed values based on each such Retirement Plan Active Eligible Investments will not be transferred to this Roth IRA. Instead, the total amount of such transferred assets will be considered as Purchase Payments under this Roth IRA. The Highest Birthday Value, Income Base and Annual Guaranteed Withdrawal Amount, as applicable, will be determined as described in this certificate.

If you participated in a Retirement Plan funded by only Roth Contributions and in a separate Retirement Plan funded by only Non-Roth Contributions, you could choose to purchase two separate annuities. The guaranteed values funded by the Roth Contributions under such Retirement Plan would be transferred to this Roth IRA as described in this certificate. The guaranteed values funded by the Non-Roth Contributions would be transferred to the IRA as described in the IRA certificate.

SECTION 7 OPERATION OF THE SEPARATE ACCOUNT

7.1.	General. The assets supporting our obligations under this Annuity may be held in various accounts, depending on the obligation being supported. Assets supporting Annuity guarantees are held in our general account. Assets supporting obligations based on the Account Value invested in Sub-accounts are held in a separate account established under the laws of the State of Connecticut.

7.2.	Separate Account. We are the legal owner of assets in the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are credited to or charged against the Separate Account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any of our other separate accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the obligations supported by such assets. These assets may only be charged with liabilities that arise from such obligations. The Separate Account also holds assets of other contracts issued by us with values and benefits that vary according to the investment performance of the Separate Account.

The Separate Account is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Separate Account.

The Separate Account consists of Sub-account(s) which may invest in underlying mutual funds or portfolios. We reserve the right to change the investment policy of any or all Sub-account(s), add Sub-accounts, eliminate Sub-accounts, combine Sub-accounts, and

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limit access to a Sub-account or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals. Values and benefits based on deposits to the Sub-account(s) will vary with the investment performance of the underlying mutual fund or fund portfolios, as applicable. We do not guarantee the investment results of this Sub-account, or any Sub-account that we may add.

We may from time to time change material features of, or close, certain Separate Accounts or Sub-accounts. Any changes will be made only if permitted by applicable laws and regulations. Also, when required by law, we will obtain the approval of Investors and Participants of the changes and the approval of any appropriate regulatory authority.

The amount of our obligations in relation to allocations to the Sub-account(s) is based on the investment performance of the Sub-account(s). However, the guarantees provided under this Annuity are our general corporate obligations.

SECTION 8 WITHDRAWALS

8.1.	General. We may require that you submit a request in Good Order for any withdrawal. We may also require that you send this certificate to the address listed in Section 15.11 as part of any surrender request. We price any distribution on the date we receive all materials in Good Order.

8.2.	Withdrawals Not Required. Withdrawals are not required at any time, other than to comply with the terms of the Code.

8.3.	Frequency of Withdrawals. Withdrawals may be taken in any amount and frequency. We take Withdrawals from the Sub-account(s) specified in the Appendix. If more than one Sub-account is available, we will take Withdrawals proportionally from the Sub-accounts, unless you instruct us otherwise and the allocation is one we allow. However, we reserve the right to require each Withdrawal be at least $250.

8.4.	Withdrawals Resulting in Termination of Annuity. Except as provided in Section 5 and Section 9.2, if the Account Value equals zero because of Withdrawals, this Annuity shall terminate and shall have no further value or benefits.

8.5.	Order of Withdrawals. When a Withdrawal occurs, the amount withdrawn will be pro-rated among the amounts allocated to each Sub-account, if applicable. In addition, if the Account Value has more than one Guarantee Fee when a Withdrawal occurs, the amount to be withdrawn from each Sub-account, if applicable, will be pro-rated among the amounts subject to each Guarantee Fee.

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SECTION 9 GUARANTEED WITHDRAWALS

9.1.	Guaranteed Withdrawals. This Section describes the guaranteed minimum withdrawal feature of this Annuity.

•

Annuity Purchased Before Retirement Plan Lock-In Date. If this Annuity is purchased before the Retirement Plan Lock-In Date, then we guarantee that Guaranteed Withdrawals may be taken each Birthday Year starting at the Guaranteed Withdrawal Lock-In Date until your death, in an amount equal to the Annual Guaranteed Withdrawal Amount. If you are the Participant, and elect the Spousal Benefit described in Section 11, then we guarantee that Guaranteed Withdrawals may be taken each Birthday Year after your death until the death of your Eligible Spouse.

•

Annuity Purchased On or After Retirement Plan Lock-In Date. If this Annuity is purchased on or after the Retirement Plan Lock-In Date, then we guarantee that Guaranteed Withdrawals may be taken each Birthday Year starting at the Issue Date until your death in an amount equal to the Annual Guaranteed Withdrawal Amount.

The Annual Guaranteed Withdrawal Amount available between the Issue Date and the end of the current Birthday Year will be reduced by guaranteed withdrawals made in the Retirement Plan before the Issue Date during the same Birthday Year. If you are the Participant, and elected the Retirement Plan Spousal Benefit before the Issue Date, then we guarantee that Guaranteed Withdrawals may be taken each Birthday Year after your death until the death of your Eligible Spouse, subject to the conditions described in Section 11.

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value, then the Annual Guaranteed Withdrawal Amount available between the Conversion Date and the end of the current Birthday Year will be reduced by guaranteed withdrawals made in the IRA before the Conversion Date during the same Birthday Year.

9.2.	Guaranteed Withdrawals When the Account Value Reaches Zero. We will make one or more payments each Birthday Year from our general account that in the aggregate with any Guaranteed Withdrawal taken during such Birthday Year will equal the Annual Guaranteed Withdrawal Amount, if:

a.	the Account Value is $0.00 (not as a result of a Conversion or Recharacterization); and

b.	the Annual Guaranteed Withdrawal Amount is greater than $0.00 on or after the Guaranteed Withdrawal Lock-In Date.

We will make these payments from our general account. In the absence of alternate instructions, we will make payments quarterly. However, in the Birthday Year we first make payments from our general account, if the total amount of the payments expected to

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be made from our general account during that year is less than the Annual Guaranteed Withdrawal Amount, then we may make a single sum payment of the total amount.

SECTION 10 ADJUSTMENTS TO THE INCOME BASE AND ANNUAL GUARANTEED WITHDRAWAL AMOUNT AFTER THE GUARANTEED WITHDRAWAL LOCK-IN DATE

10.1.	Income Base and Annual Guaranteed Withdrawal Amount Increased by Purchase Payments. The Income Base and Annual Guaranteed Withdrawal Amount will increase if a Purchase Payment is made. The Income Base will increase by the initial amount of such Purchase Payment.

If the Income Base is increased, then the Annual Guaranteed Withdrawal Amount immediately will increase by an amount equal to the product of:

i.	the Guaranteed Withdrawal Percentage and

ii.	the amount of the increase in the Income Base.

The increase is subject to the following limitations:

In the initial Birthday Year that the Guaranteed Withdrawal Lock-In Date or the Retirement Plan Lock-In Date is elected, we will reduce the amount of such increase if the Purchase Payment is not allocated on the Participant’s Birthday. The increase will be prorated by the ratio of (i) the days in the Birthday Year until the Participant’s next Birthday and (ii) 365 days. This reduction in the initial Birthday Year will not reduce the Annual Guaranteed Withdrawal Amount in future Birthday Years.

The additional amount of the Annual Guaranteed Withdrawal Amount may, but is not required to, be taken as a Guaranteed Withdrawal in the Birthday Year in which the Annual Guaranteed Withdrawal Amount is increased or in later Birthday Years. If an Excess Withdrawal was taken in the Birthday Year of such Purchase Payment any increase in the Annual Guaranteed Withdrawal Amount will not be effective until the following Birthday Year.

If the entire Annual Guaranteed Withdrawal Amount is not taken as a Withdrawal in any Birthday Year, the portion of the Annual Guaranteed Withdrawal Amount not taken as a Withdrawal will expire, and will not increase the Annual Guaranteed Withdrawal Amount for any subsequent Birthday Year.

10.2.	Income Base and Annual Guaranteed Withdrawal Amount Increased by Step-Up Amount. On each Birthday after the Guaranteed Withdrawal Lock-In Date (or each Birthday after the Issue Date, if this Annuity is purchased after the Retirement Plan Lock-In Date), the Income Base may be increased by any Step-Up Amount. If so, then the Annual Guaranteed Withdrawal Amount immediately will be increased by the amount equal to the product of:

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a.	the Guaranteed Withdrawal Percentage, and

b.	the amount of the increase in the Income Base.

The additional amount may, but is not required to, be taken as a Guaranteed Withdrawal in the Birthday Year in which the Annual Guaranteed Withdrawal Amount increased.

If the entire Annual Guaranteed Withdrawal Amount is not taken as a Withdrawal within any Birthday Year, the portion of the Annual Guaranteed Withdrawal Amount not taken as a Withdrawal will expire, and will not increase the Annual Guaranteed Withdrawal Amount for any subsequent Birthday Years.

If there is no increase in the Guarantee Fee, the Annual Guaranteed Withdrawal Amount will increase automatically by the Step-Up amount.

If there is an increase in the Guarantee Fee, as described in Section 13.6, then we will give to the person that can make Withdrawals ninety (90) days notice of his or her eligibility for the increase in the Income Base. The Notice will state that by that person accepting the Step-Up Amount, he or she will pay an increased Guarantee Fee on the entire Account Value. If that person accepts the Step-Up Amount, this will result in an increase Guarantee Fee. If that person decides to reject both increases, we must be notified in writing within the ninety (90) day period of such rejection. Otherwise, we will consider that person to have accepted both increases.

If that person rejects the Step-Up Amount, it will not affect the eligibility for subsequent Step-Up Amounts.

10.3.	Income Base and Annual Guaranteed Withdrawal Amount Decreased by Excess Withdrawals. If an Excess Withdrawal is taken in any Birthday Year, we will decrease the Annual Guaranteed Withdrawal Amount by the percentage equivalent to the ratio of:

(i)	the amount of the Excess Withdrawal and

(ii)	the Account Value as of the Valuation Date of the Excess Withdrawal without reduction for the amount of the Excess Withdrawal.

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SECTION 11 SPOUSAL BENEFIT

This Section describes the Spousal Benefit feature of this Annuity. The Spousal Benefit is an optional benefit. If you are the Participant and elect the Spousal Benefit, your Guaranteed Withdrawal Percentage used to determine your Annual Guaranteed Withdrawal Amount will be lower, as described in Section 2.19. You can only elect the Spousal Benefit, if your Spouse is the sole Beneficiary under this Annuity. You must elect the Spousal Benefit on the Guaranteed Withdrawal Lock-In Date, and such election is irrevocable.

Under the Spousal Benefit, we guarantee that the Annual Guaranteed Withdrawal Amount, as adjusted under the terms of this Annuity, will be available for Guaranteed Withdrawals until the later to die of the Participant and his or her Spouse. We may require proof of marriage and other information that satisfies our requirements, all in Good Order.

If such election is made, the Annual Guaranteed Withdrawal Amount will be available to your Spouse provided at the time of your death:

a.	the same Spouse is living;

b.	your Spouse is the same Spouse on the date of such election; and

c.	the same Spouse is your sole Beneficiary.

When your Eligible Spouse dies, the Income Base and the Annual Guaranteed Withdrawal Amount will expire. Any Account Value will be paid pursuant to Section 12.

The election under this Section 11 may not be made before the date both the Participant and Spouse have attained age 55.

If the Participant elected the Retirement Plan Spousal Benefit before the Issue Date, then we guarantee that Guaranteed Withdrawals may be taken by the Eligible Spouse as set forth in Section 9.1.

Any amounts remaining under this Annuity following the death of the Participant must be distributed in accordance with the terms of the Code. Where the Spouse is the Participant’s civil union partner or spouse in a same-gender marriage, provisions of the Code may prevent or limit the form and timing of distributions under this Annuity. This may prevent or limit such Spouse’s ability to receive the Spousal Benefit under this certificate.

SECTION 12 PAYMENTS UPON DEATH

Except as provided in Section 11, upon your death (or upon the later death of an Eligible Spouse, if applicable, before the Annuity Date, we will pay the Account Value to the Beneficiary as a death benefit. We pay death benefit claims upon receipt of due proof of death, and other documentation we require, in Good Order. The amount of the death benefit is determined when we receive this documentation in Good Order. A death benefit is payable only if your Account Value is greater than zero.

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SECTION 13 FEES

13.1.	General. The charges that are or may be assessed against this Annuity are the contract fee, tax charge, transfer fee, insurance and administrative charge and guarantee fee.

13.2.	Contract Fee. This is an annual maintenance fee deducted at the end of each Annuity Year. The amount of this charge is currently $0.00. We reserve the right to charge a fee up to a maximum amount of $150. We reserve the right to reduce the fee, and/or waive it for certain annuities with a minimum Account Value. We will waive all or a portion of the fee if we are required by law or regulation. As of the Valuation Date that the contract fee will be due, the fee will be assessed proportionately against the Account Value of all investment options to which the Account Value is allocated.

13.3.	Tax Charge. We reserve the right to impose a charge generally intended to approximate any applicable premium tax, retaliatory tax and other taxes imposed on us. In some cases the tax charges may be more and in some cases less than the actual amount of taxes we are required to pay with respect to a particular annuity. We may, in our discretion, pay these taxes when due and deduct the tax charges from the Account Value later.

13.4.	Transfer Fee. If we have more than one Sub-account under this Annuity, we may impose a transfer fee of up to $30 for each transfer after the twelfth in an Annuity Year. We reserve the right to reduce the transfer fee or increase the number of transfers before the fee is applied. We will deduct the fee immediately after a transfer and the fee will be assessed proportionately against all investment allocations to which the Account Value is allocated. We reserve the right to reduce the transfer fee for transfers made electronically or through another mode we allow, if applicable.

13.5.	Insurance and Administrative Charge. We deduct this charge daily against the assets allocated to the Sub-account(s). The current insurance and administrative charge equals on an annual basis .65% of the daily value of the contract. We have the right to increase this charge up to 1.75%. Any increase in this charge would apply immediately to the daily value of the Sub-account(s). We will give you prior written notice before increasing this charge. We deduct this charge based upon the Annuity’s Account Value. The charge is affected by any increases or decreases in your Account Value based on market fluctuations of the Sub-account(s). Therefore, a portion of the amount we receive from the charge may include amounts based on market appreciation of the Sub-account value(s).

13.6.	Guarantee Fee. We deduct this charge daily against the assets allocated to the Sub-account(s) for our withdrawal guarantees. The Guarantee Fee is the product of (a) the Account Value and (b) the current annual rate of 1.00%. We have the right to increase this Guarantee Fee to 1.50%.

We reserve the right to change the Guarantee Fee by providing ninety (90) days advance written notice of such change. If we make such a change, the new Guarantee Fee will

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apply only to Purchase Payments on and after the effective date of such change, except in the case of certain Step-Up transactions described in Section 10.2. We will keep a record of amounts subject to each Guarantee Fee.

13.7.	Underlying Fund Expenses. Sub-account(s) invest in shares of a corresponding underlying mutual fund. Those funds charge fees that are in addition to the contract-related fees described in this Section. These fees affect the market value of the Sub-account(s) and therefore your Account Value, but are not charges directly imposed by this Annuity.

SECTION 14 ANNUITY OPTION

14.1.	General. This Annuity provides for payments under one of the Annuity Payout Options described below. With our consent, you may also select any other available Annuity Payout Options in addition to those shown. You will be the payee of the options made available, unless we receive other instructions in Good Order.

If you select the Annuity Option, then the Accumulation Phase of this Annuity will end, and the Annuity Phase will begin on the Annuity Date. Once the Annuity Phase begins, you will not be able to make Withdrawals or Purchase Payments under this Roth IRA. The Account Value and the guaranteed values associated with it will be reduced to zero.

The amount of the Annuity payment will depend on the Account Value on the date you begin to receive annuity payments and the Annuity Payout Option you select.

Annuity payments can be guaranteed for a certain period or for a certain period and life. You may choose an Annuity Date, an annuity option and the frequency of annuity payments. The earliest available Annuity Date is one year from the date we issue this Annuity.

You may change your choices at any time up to thirty days before any Annuity Date you selected. We must receive your request in Good Order. In the Annuity Phase, subsequent to the death of the Annuitant, we continue to pay any “certain” payments (payments not contingent on the continuance of any life) to the named payee or, if applicable, any named successor payee. The Beneficiary designation during the Accumulation Period is not applicable to the Annuity Phase unless you have indicated otherwise, or we determine that applicable law requires that we continue a designation.

If, at the time this Annuity reaches the Annuity Phase, the Account Value is less than $2,000, or would provide an initial payment amount of less than $100 per month, then we reserve the right to pay you the Account Value in one lump sum in full satisfaction of our obligations under this Annuity.

14.2.	Annuity Payout Options. For purposes of the annuity options described below, the term “measuring life” means the person upon whose life any payments dependent upon the continuation of life are based.

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a.	Option 1 - Payments for a Certain Period: Under this option, payments are made periodically for a specified number of years, subject to our then current rules.

b.	Option 2 – Life Income Annuity with Period Certain: Under this option, payments are made for as long as the Annuitant lives, with payments certain for 120 months. We may make other payment frequencies and durations available.

We reserve the right to require evidence satisfactory to us of the age of any “measuring life” upon whose life payment amounts are calculated before commencement of any annuity payments.

Fixed annuity payments under Option 1 or 2 above do not fluctuate.

14.3.	Annuity Purchase Rates. The annuity rates for the fixed annuity options above will not be less than those determined by the following actuarial assumptions:

1950 Male Group Annuity Valuation Table, with age setback of 4.8 years plus one-fifth of the number of years from 1895 to the annuitant’s year of birth; Interest-2%; Loading-8.25%.

If, on the Annuity Date, our current annuity purchase rates offered to annuitants in the same class as you are more favorable than the rates produced by the assumptions above, then we will make payments to you based on our current purchase rates.

SECTION 15- MISCELLANEOUS

15.1.	Required Minimum Distributions. If you are the Participant, and you or your Eligible Spouse are required, subject to the Code, to take certain required minimum distributions (RMD) from this Annuity that will exceed your Annual Guaranteed Withdrawal Amount, then all or a portion of these required distributions may not be treated as Excess Withdrawals. Any additional Withdrawal amount that is not treated as an Excess Withdrawal for this purpose will be determined by us as set forth below.

As of the last Valuation Date in each calendar year following the Guaranteed Withdrawal Lock-In Date / beginning with the calendar year immediately preceding the calendar year of the Guaranteed Withdrawal Lock-In Date (the “RMD Calculation Date”), we determine, following procedures communicated to you, the amount you or your Eligible Spouse must withdraw to comply with requirements of Section 401(a)(9) of the Code that apply to distributions over your life, the life of a designated Beneficiary, or the lives of you and a designated Beneficiary, during the following calendar year (the “RMD Payment Year”).

This amount will be based solely on the sum of the Account Value and the net actuarial value of the guarantees to you or your Eligible Spouse under this Annuity on the RMD Calculation Date. If the amount determined on the RMD Calculation Date is for an Eligible Spouse, the amount will be based on the assumption that the Eligible Spouse is a “spouse” for purposes of federal law. If the required minimum distribution (RMD)

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amount determined using these assumptions exceeds the Annual Guaranteed Withdrawal Amount on the RMD Calculation Date, then the difference between the RMD amount and the Annual Guaranteed Withdrawal Amount will be the “RMD Value.”

Withdrawals taken in the RMD Payment Year will be treated as Excess Withdrawals only to the extent they exceed the RMD Value. Any RMD Value remaining at the end of each RMD Payment Year shall expire and not increase the RMD Value in any subsequent RMD Payment Year.

15.2.	Reports to You: We provide reports to you. We will provide you with reports at least once annually showing the Account Value and other relevant information about your Annuity. You may request additional reports. We reserve the right to charge up to $50 for each such additional report.

15.3.	Misstatements and Corrections. If we discover that your or an Eligible Spouse’s age or spousal status under this Annuity was misstated, or we discover a clerical error, then we will make adjustments to any payments, fees, guarantees or other values under this Annuity to reasonably conform to such facts. Such adjustments will follow our established procedures applied on a uniform basis.

15.4.	Assignment. Our guarantees as described in this Annuity are for the exclusive benefit of you, an Eligible Spouse and a Beneficiary, if applicable. To the full extent permitted by law and the Contract, our guarantees are not subject to legal process for the claims of creditors of anyone. You, an Eligible Spouse, or a Beneficiary may not assign, forfeit or transfer our guarantees, except as provided in this Annuity.

15.5.	Information and Proof. We may require any information and proof that we believe is necessary to fulfill our obligation under this Annuity.

15.6.	Regulatory Requirements. Any revision to the Contract will not affect our guarantees as provided in this Annuity unless the revision is required to comply with federal or state law or any applicable rule or regulation issued by a government agency

15.7.	Entire Contract: This Annuity and the Contract, including any riders, endorsements, schedule supplements, and amendments that are made part of this Annuity or the Contract are the entire contract. This Annuity may be changed or modified only in a writing signed by our President, a Vice President, Second Vice President or Secretary. We are not bound by any promises or representations made by or to any other person.

15.8.	Nonparticipation: The Annuity does not share in our profits or surplus earnings.

15.9.

Deferral of Transactions: We may defer any annuity payment for a period not to exceed the lesser of 6 months or the period permitted by law. If we defer a distribution or transfer from any fixed annuity payout for more than thirty days, we pay interest not less than that required by law. We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed seven calendar days from the date

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the transaction is effected. Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

In addition to the transfer restrictions above, all transactions into, out of, or based on any Sub-account may be postponed whenever: (1) the New York Stock Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

15.10.	Evidence of Survival: Before we make a payment, we have the right to require proof of continued life and any other documentation we need to make a payment. We can require this proof for any person whose life or death determines whether or to whom we must make the payment.

15.11.	Correspondence. You must send any notices required under this Annuity to us in writing (by first class mail, postage prepaid).

You must send them to us at the following address:

Prudential Retirement Insurance and Annuity Company

Prudential Retirement

Defined Contribution Administration

280 Trumbull Street

Hartford, CT 06103

We will send any correspondence to you or your Eligible Spouse at the address last shown on our records.

For information and assistance, you may contact Us at Our toll-free number: 877-778-2100.

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SEPARATE ACCOUNT APPENDIX

PRIAC VARIABLE CONTRACT ACCOUNT A

AVAILABLE SUB-ACCOUNT PORTFOLIOS. The following portfolios are available as Sub-accounts of the Separate Account.

Prudential Asset Allocation Fund – a series of Prudential Investment Portfolios, Inc.

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